                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MOBILE MINI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                            [MOBILE MINI, INC. LOGO]
                             1834 WEST THIRD STREET
                              TEMPE, ARIZONA 85281

Dear Shareholders:

     You are cordially invited to attend the 1999 Annual Shareholders Meeting. The meeting will be held on Wednesday, November 10, 1999, at the Radisson Airport Hotel/Southbank, 3333 East University Drive, Phoenix, Arizona 85034. The meeting will begin at 1:00 p.m.

     The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting.

     Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

     Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

                                          Sincerely,

                                          /s/ RICHARD E. BUNGER

                                          --------------------------------------
                                          Richard E. Bunger
                                          Chairman of the Board

                                          /s/ STEVEN G. BUNGER

                                          --------------------------------------
                                          Steven G. Bunger
                                          President & Chief Executive Officer

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING

TO THE HOLDERS OF COMMON STOCK OF MOBILE MINI, INC.:

     We will hold the annual shareholders meeting of Mobile Mini, Inc. at the Radisson Airport Hotel/ Southbank, 3333 East University Drive, Phoenix, Arizona 85034 on November 10, 1999, at 1:00 p.m. local time. The meeting is being called by Mobile Mini's board of directors to:

          1.  Elect 2 directors;

          2.  Approve and adopt the Mobile Mini, Inc. 1999 Stock Option Plan.

          3. Ratify the appointment of Arthur Andersen LLP as our independent auditors for 1999; and

          4. Consider any other matters which properly come before the meeting and any adjournments.

     Only shareholders of record at the close of business on September 15, 1999 are entitled to receive notice of and to vote at the meeting. A list of shareholders entitled to vote will be available for examination at the meeting by any shareholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 1834 West Third Street, Tempe, Arizona 85281.

     We have enclosed our 1998 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

     To assure your representation at the meeting, please vote, sign, date and return the enclosed proxy as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she previously has returned a proxy. Your proxy is being solicited by the board of directors of Mobile Mini.

                                          Sincerely,

                                          /s/ LAWRENCE TRACHTENBERG

                                          --------------------------------------
                                          Lawrence Trachtenberg
                                          Secretary

Tempe, Arizona
September 24, 1999

                            [MOBILE MINI, INC. LOGO]
                             1834 WEST THIRD STREET
                              TEMPE, ARIZONA 85281

                          ANNUAL SHAREHOLDERS MEETING
                                PROXY STATEMENT

ANNUAL MEETING: November 10, 1999 at 1:00 p.m. local time at the Radisson Airport Hotel/Southbank, 3333 East University Drive, Phoenix, Arizona 85034.

RECORD DATE: Close of business on September 15, 1999. If you were a shareholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. On the record date, we had 11,370,841 shares of our common stock outstanding.

AGENDA:

     1.  Elect 2 directors;

     2.  Approve and adopt the Mobile Mini, Inc. 1999 Stock Option Plan.

     3. Ratify the appointment of Arthur Andersen LLP as our independent auditors for 1999; and

     4.  Any other proper business.

PROXIES: Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "for" the director nominees named in this proxy statement and "for" agenda items 2 and 3. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on the present policies of the board of directors.

PROXIES SOLICITED BY:  The board of directors of Mobile Mini.

MAILING DATE:  We anticipate mailing this proxy statement on September 28, 1999.

REVOKING YOUR PROXY: You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures described on page 14 under "Voting Procedures/Revoking Your Proxy."

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                                    CONTENTS

General Information.........................................    1
*Proposal 1 -- Election of Directors........................    2
Board Information...........................................    3
*Proposal 2 -- Approve Mobile Mini, Inc. 1999 Stock Option
  Plan......................................................    4
*Proposal 3 -- Ratification of Appointment of Independent
  Auditors..................................................    7
Other Matters...............................................    7
Executive Compensation and Other Information................   11
Security Ownership of Certain Beneficial Owners and
  Management................................................   13
Section 16(a) Beneficial Ownership Reporting Compliance.....   14
Voting Procedures/Revoking Your Proxy.......................   14
Submission of Shareholder Proposals.........................   15
Annual Report...............................................   15

---------------
* We expect to vote on these items at the meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

BOARD STRUCTURE

     The board of directors has 6 members. The directors are divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve for three years.

BOARD NOMINEES

     The board of directors has nominated Steven G. Bunger and George E. Berkner for re-election as directors, each to serve a three-year term expiring at our 2002 annual meeting.

     Steven G. Bunger has served as our Chief Executive Officer, President, and a director since April 1997. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson, and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. He is the son of Richard E. Bunger. Age 38.

     George E. Berkner has served as a director since December 1993. Since August 1992, Mr. Berkner has been the Vice President of AdGraphics, Inc., a computer graphics company. From 1990 to 1992, he was a private investor. From 1972 until 1990, he was President and Chief Executive Officer of Gila River Products, a plastics manufacturer. Mr. Berkner graduated from St. Johns University with a B.A. in Economics/Business in 1956. Age 65.

            THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES.

                               BOARD INFORMATION

CONTINUING DIRECTORS

     The terms of Richard E. Bunger and Stephen A McConnell expire at the 2000 annual meeting, and the terms Ronald J. Marusiak and Lawrence Trachtenberg expire at the 2001 annual meeting.

     Richard E. Bunger has served as our Chairman of the Board and a director since he founded Mobile Mini in 1983. He also served as our Chief Executive Officer and President through April 1997. Since April 1997, Mr. Bunger has served as our Director of Product Research and Market Development. He has been awarded approximately 67 patents, many related to portable storage technology. For a period of approximately 25 years prior to founding Mobile Mini, Mr. Bunger owned and operated Corral Industries Incorporated, a designer and builder of integrated animal production facilities that also designed and built mini storage facilities. He is the father of Steven G. Bunger. Age 62.

     Stephen A McConnell has served as a director since August 1998. Since 1991, he has been President of Solano Ventures, a private capital investment company. Mr. McConnell has served since 1998 as Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he also was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995 he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of Pilgrim Capital Corporation, JDA Software Group, Inc., Vodavi Technology, Inc. and Capital Title Group, Inc. Age 46.

     Ronald J. Marusiak has served as a director since February 1996. He has been the Division President of Micro-Tronics, Inc., a corporation engaged in precision machining and tool and die building for companies throughout the United States for more than 10 years. Mr. Marusiak is also a director for FiestaNet Communications, Inc. and W.B. McKee Securities, Inc. Mr. Marusiak received a Masters of Science in Management from LaVerne University in 1979 and graduated from the United States Air Force Academy in 1971. Age 51.

     Lawrence Trachtenberg has served as our Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Treasurer and a director since December 1995. He is responsible for all of our accounting, banking and related financial matters. Mr. Trachtenberg is admitted to practice law in Arizona and New York and is a Certified Public Accountant in New York. Before he joined us, Mr. Trachtenberg served as Vice President and General Counsel at Express American Mortgage, a mortgage banking company, from February 1994 through September 1995. Before then, he was Vice President and Chief Financial Officer of Pacific International Services Corporation, a car rental and sales company, from 1990 to 1994. Mr. Trachtenberg received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/Economics from Queens College of the City University of New York in 1977. Age 43.

BOARD MEETINGS

     In 1998, the Board held eight meetings. Each director attended all board of director meetings and all meetings of committees on which he served.

BOARD COMMITTEES

     The board of directors has an audit committee and a compensation committee. Messrs. Berkner, Marusiak, and McConnell, who are non-employee directors, were the members of those committees during 1998 and are currently the members of those committees.

     The audit committee recommends appointment of Mobile Mini's independent auditors. It also approves audit reports and internal controls, and meets with management and the independent auditors to review the results and scope of the audit and the services provided by the independent auditors. The audit committee met once during 1998 and has met twice during the current year.

     The compensation committee manages officer compensation and administers our compensation and incentive plans, including the 1994 Stock Option Plan. The compensation committee held six meetings during 1998.

     The board of directors does not have a nominating committee. The entire board performs those functions.

     The board created the executive management committee and appointed Richard
E. Bunger, Steven G. Bunger and Larry Trachtenberg the members of the committee. The executive management committee is comprised of our inside directors and generally considers matters relating to policy and strategy. The committee's actions do not constitute acts of the board of directors.

BOARD COMPENSATION

     Non-employee directors received $500 for each board meeting in 1998, whether attended in person or by telephone, and will be paid $15,000 per year plus $500 per board meeting attended in 1999. In addition, non-employee directors are reimbursed for any expenses related to their service. Non-employee directors also receive options to purchase 7,500 shares on August 1st of each year of their term. The exercise price of the options is the fair market value of our shares on the date of grant.

     Directors who are also officers do not receive any separate compensation for serving as directors.

                                   PROPOSAL 2

                             1999 STOCK OPTION PLAN

     On August 17, 1999, the Board of Directors approved the adoption and implementation of the Mobile Mini, Inc. 1999 Stock Option Plan, subject to stockholder approval at the annual meeting, authorizing the issuance of 500,000 shares of Mobile Mini's common stock. The board of directors directed that the plan be submitted to the stockholders for approval in order for awards under the plan to qualify under the exception to Section 162(m) of the Internal Revenue Code of 1986, as amended, as "qualified performance-based compensation" if the requirements of the exception are otherwise satisfied. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the plan. The affirmative vote of a majority of the votes present in person or represented by proxy at the annual meeting is required to approve Proposal 2.

     We also have a 1994 Stock Incentive Plan. 969,025 shares of common stock are reserved for issuance upon exercise of options granted under that plan and 230,975 shares have been issued upon exercise of options granted under that plan. The 1994 plan was originally adopted by the board of directors in August 1994 and approved the shareholders at the 1994 annual meeting. As of August 31, 1999, options to purchase an aggregate of 715,075 shares of common stock were outstanding under the 1994 plan at a weighted-average exercise price of $7.165 per share. A total of 253,950 additional shares were available for option grants under the 1994 plan at such date.

     The purposes of the plan are to attract and retain the best available personnel for positions of substantial responsibility and to provide incentive to, and to encourage ownership of our stock by, key management and other employees. The board of directors believes that stock options are important to attract and to encourage the continued employment and service of officers and other employees by facilitating their purchase of a stock interest in Mobile Mini. The plan will be administered by the compensation committee, which is comprised of our outside directors. Because the award of options is completely within the discretion of the compensation committee, it is not possible to determine at this time the awards that may be made to officers or other employees.

     Section 162(m) of the Internal Revenue Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. However, there is no limitation under the Code on the deductibility of "qualified performance-based compensation." To satisfy this definition, (1) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (2) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as "outside directors" for purposes of the exception; (3) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made; and (4) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

     In the case of compensation attributable to stock options, the performance goal requirement is deemed satisfied, and the certification requirement is inapplicable, if (1) the grant or award is made by the compensation committee;
(2) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted to an employee during a specified period; and (3) under the terms of the option, the amount of compensation is based solely on an increase in the value of the stock after the date of grant. Under the Code, a director is an "outside director" if he or she is not a current employee of the corporation; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the corporation; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a 5% ownership interest), remuneration from the corporation in any capacity other than as a director. The regulations provide that the material terms of a performance goal will be approved by stockholders for purposes of the foregoing rules if, in a separate vote, affirmative votes are cast by a majority of the voting shares.

     The following is a summary description of the material provisions of the plan. This summary is qualified in its entirety by the complete text of the plan, which is included as Attachment A to this Proxy Statement.

DESCRIPTION OF THE 1999 STOCK OPTION PLAN

     Under the plan, 500,000 shares of our common stock are reserved and authorized for issuance upon the exercise of options granted pursuant to the plan. All employees of the Company are eligible to receive options under the plan, which is administered by the compensation committee of the board of directors. Options granted under the plan may either qualify as incentive stock options under Section 422 of the Internal Revenue Code or they may be options that do not qualify.

     The option exercise price for all options granted under the plan may not be less than 100% of the fair market value of our common stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock). The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). Under current practice of the compensation committee, options generally become exercisable in five equal annual increments beginning six months following the option grant date. However, the compensation committee has absolute discretion to determine the vesting schedule of options granted under the plan.

     Payment for shares purchased under the plan may be made either in cash or, if permitted by the particular option agreement, by exchanging shares of common stock with a fair market value equal to the total option exercise price plus cash for any difference. Options may, if permitted by the particular option agreement, be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to Mobile Mini cash or cash equivalents equal to the option exercise price.

     The Board of Directors may terminate or suspend the plan at any time. Unless previously terminated, the plan will terminate automatically on August 17, 2009, the tenth anniversary of the date the plan was adopted by the board of directors.

FEDERAL INCOME TAX CONSEQUENCES

     The grant of an option is not a taxable event for the optionee or Mobile Mini.

     Incentive Stock Options. An optionee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of shares of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. Mobile Mini will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

     For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the optionee generally must be a Mobile Mini employee from the date the option is granted through a date within three months before the date of exercise of the option. In the case of an optionee who is disabled, the three-month period is extended to one year. In the case of an employee who dies, the three-month period and the holding period requirement for shares received pursuant to the exercise of the option are waived.

     If all of the requirements for incentive option treatment are met except for the holding period requirement, the optionee will recognize ordinary income upon the disposition of the shares received upon the exercise of an incentive stock option in an amount equal to the excess of the fair market value of the shares of Common Stock at the time the option was exercised over the exercise price. The balance of the realized gain, if any, will be taxed at applicable capital gain tax rates. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Section 162(m) of the Internal Revenue Code as summarized below.

     If an optionee exercises an incentive stock option by tendering shares of common stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the holding period requirement summarized above). If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise (other than alternative minimum taxable income as noted above) and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. If the optionee used shares received pursuant to the exercise of an incentive stock option as to which the optionee had not satisfied the holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares, and the excess of the fair market value of the shares tendered over the optionee's basis in the shares would be taxable.

     Non-Qualified Options. Upon exercising an option that is not an incentive stock option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise. Upon a subsequent sale or exchange of the shares acquired upon the exercise of a non-qualified stock option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If Mobile Mini complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income. Under Section 162(m) of the Code, if the optionee is one of certain specified executive officers, then, unless certain exceptions apply, Mobile Mini is not entitled to deduct compensation with respect to the optionee, including compensation related to the exercise of stock options, to the extent such compensation in the aggregate exceeds $1,000,000 for the taxable year. The options are intended to comply with the exception to Section 162(m) for "qualified performance-based compensation."

     If the optionee surrenders shares of common stock in payment of part or all of the exercise price for non-qualified stock options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option) and the optionee will be treated as receiving an equivalent number of shares of common stock upon the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. The difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income. The optionee's basis in the additional shares will be equal to the amount included in the optionee's income.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                   PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of Mobile Mini for the fiscal year ending December 31, 1999. In the event of a negative vote on such ratification, the board of directors will reconsider its selection. The board of directors anticipates that representatives of Arthur Andersen LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

                                 OTHER MATTERS

     The board of directors knows of no other matters to be submitted to the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board may recommend.

                       COMPENSATION COMMITTEE INTERLOCKS
                         AND RELATED PARTY TRANSACTIONS

     Messrs. Berkner, Marusiak, and McConnell served as the members of the compensation committee of the board of directors during 1998. None of these directors was an executive officer or otherwise an employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served on any other company's compensation committee.

     Mobile Mini leases certain business locations from persons and companies related to Richard E. Bunger, including his children. Mr. Bunger is an executive officer, director and founder of Mobile Mini. Mobile Mini entered into an agreement, effective January 1, 1994, to lease a portion of the property comprising its Phoenix and Tucson locations from Richard E. Bunger's five children for total annual base lease payments of $66,000, with annual adjustments based on the Consumer Price Index. Payments in 1998 for these leases were approximately $73,000. The term of each of these leases will expire on December 31, 2003. Mobile Mini also leases its Rialto facility from Mobile Mini Systems, Inc., a corporation wholly owned by Richard E. Bunger, for total annual base lease payments of $204,000, with annual adjustments based on the Consumer Price Index. In 1998, Mobile Mini paid approximately $225,500 under the lease. This lease expires in 2011. Management believes that the rental rates reflect the fair market rental value of these properties, and the terms of these leases were approved by the non-employee directors before the lease terms started.

     Mobile Mini obtained services in 1998 from Skilquest, Inc., a company engaged in sales and management support programs. Skilquest, Inc. is owned by Carolyn Clawson, the daughter of Mr. Richard E. Bunger and sister to Steven G. Bunger. Mobile Mini made aggregate payments of approximately $69,000 to Skilquest, Inc. in 1998, which the board believes represented the fair market value for the services performed.

     Mobile Mini acquired 20 trucks from Richard E. Bunger in October, 1998. The purchase price was $256,000 which Mobile Mini believes represented the fair market value for these assets.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     Mobile Mini's executive compensation program is administered by the compensation committee of the board of directors, which is comprised only of independent directors as defined by the Securities and Exchange Commission and the Internal Revenue Service. As a part of its duties, the compensation committee reviews compensation levels and performance of Mobile Mini's executive officers. The compensation committee also administers Mobile Mini's short and long-term incentive programs.

     The following report of the compensation committee shall not be deemed to be incorporated by reference into any previous filing by Mobile Mini under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

COMPENSATION PHILOSOPHY

     Mobile Mini encourages each individual to enhance the value of the company through their entrepreneurial efforts. As such, we position Mobile Mini's base compensation levels for its executive officers consistent with the individual's performance and skills, and the competitive marketplace.

     Annual incentive payments are provided for achieving positive results that prepare Mobile Mini for strategic growth and continued financial strength. Annual incentives are designed to provide total cash compensation at competitive levels relative to a peer group of companies in the durable goods leasing industry as warranted by performance.

     Long-term incentives in the form of stock options are provided to align the interests of management and the interests of the shareholders, as well as reward members of management for ongoing implementation of Mobile Mini's strategic planning objectives.

     In total, the three elements of Mobile Mini's executive officer compensation program are designed to provide a competitive compensation program taking into account Mobile Mini's financial performance relative to its expectations and the peer companies' performance.

COMPENSATION OF THE CHAIRMAN

     Mr. Richard E. Bunger served as the chairman of the board throughout 1998. Mr. Bunger also serves as director of product research and market development. During 1998, Mr. Bunger received base compensation of $183,750, an increase from the $175,000 base compensation received in 1997. This increase provided Mr. Bunger with a compensation package that when combined with an annual incentive award and stock options is competitive with peer company compensation.

     In light of Mobile Mini's significant 1998 improvement in financial performance over 1997, Mr. Bunger was awarded as cash incentive payment of $223,502 in 1998. The incentive payment was based upon Mobile Mini's 1998 earnings before taxes, increases in the size of the container rental fleet and lease revenue. During 1998, earnings before one time charges, taxes and extraordinary items increased 104%, rental fleet units increased 43%, and revenues increased 14.3% over 1997 levels. These results were evaluated based on the overall judgment of the committee with a principal emphasis on the increase in earnings in the committee's evaluation of the performance levels.

     The committee considers long-term incentives, typically in the form of stock options, as an important component of Mobile Mini's overall executive compensation program. During 1998, Mr. Bunger received stock options on 30,000 shares of Mobile Mini's common stock. The compensation committee considered Mr. Bunger's position within Mobile Mini, his contributions to the continuing success of Mobile Mini and the increased value of Mobile Mini, in determining the stock option award.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Steven G. Bunger, Mobile Mini's chief executive officer and president, received a base salary for 1998 of $183,750, an increase from $170,000 in 1997. The increase was a result of Mr. Bunger's performance as chief executive officer and president during 1998 and is competitive with levels at peer companies.

     In light of Mobile Mini's significantly improved financial performance over 1997 which is referred to above, Mr. Bunger received a cash incentive payment of $193,812 in 1998.

     During 1998, Mr. Bunger received stock options on 30,000 shares of Mobile Mini's common stock. The compensation committee considered Mr. Bunger's contributions to the continuing success and increased value of Mobile Mini in determining the stock option award.

INTERNAL REVENUE CODE SECTION 162(m) COMPLIANCE

     Internal Revenue Code Section 162(m), enacted in 1993, limits the deductibility of non-performance based compensation in excess of $1 million for certain of Mobile Mini's executive offices. The non-performance based compensation paid to Mobile Mini's executive officers in 1998 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to Mobile Mini's executive officers in 1999 will exceed the limit. In 1997, Mobile Mini's 1994 Stock Option Plan was amended to comply with Section 162(m), and the 1999 Stock Option Plan was prepared so that each plan will qualify as performance based compensation. As such, awards granted under the plans will not be subject to the $1 million limitation.

     Because it is not likely that the cash compensation payable to any of Mobile Mini's executive officers will exceed the $1 million limitation in the foreseeable future, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to Mobile Mini's executive officers. The committee will reconsider this decision should the individual compensation of any executive officer approach $1 million.

                                          Compensation Committee
                                          George E. Berkner
                                          Ronald J. Marusiak
                                          Stephen A McConnell

                               PERFORMANCE GRAPH

     The graph below compares cumulative total shareholder return on Mobile Mini common stock, the Nasdaq Stock Market (U.S.) Index and the Standard & Poor's (S&P) 500 Stock Index from February 17, 1994 (the date Mobile Mini's common stock was first sold publicly in a market) to June 30, 1999. The graph assumes that $100 was invested on February 17, 1994, and any dividends were reinvested on the date on which they were paid. Historical performance does not necessarily predict future results.
[Cumulative Total Return Graph]

                                                     MOBILE MINI INC                 S&P 500                    NASDAQ US
                                                     ---------------                 -------                    ---------
1994|(February 17)                                       100.00                      100.00                      100.00
1994                                                      90.63                       97.99                       95.77
1995                                                      93.75                      134.81                      135.43
1996                                                      78.12                      165.76                      166.56
1997                                                     145.30                      221.07                      204.34
1998                                                     268.75                      284.24                      287.23
1999|(June 30)                                           489.04                      319.43                      352.44

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table summarizes the compensation we paid the Chief Executive Officer and each of the four other most highly compensated executive officers as of the end of 1998 whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION        OTHER          LONG TERM
                                      -------------------       ANNUAL        COMPENSATION     ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS     COMPENSATION(1)   STOCK OPTIONS   COMPENSATION
---------------------------    ----   --------   --------   ---------------   -------------   ------------
Richard E. Bunger,...........  1998   $183,750   $223,502          --            30,000         $27,340(2)
  Chairman of the Board        1997    175,000    163,059          --            40,000          25,087(2)
                               1996    100,000    107,873          --                --          21,100(2)
Steven G. Bunger,............  1998   $183,750   $193,812        $500            30,000         $    --
  Chief Executive Officer,     1997    170,000    119,577         500            40,000           5,000(3)
  President                    1996     50,000     95,887          --            25,000           5,000(3)
Lawrence Trachtenberg,.......  1998   $157,500   $140,487        $500            30,000         $    --
  Chief Financial Officer,     1997    145,000    102,494         500            40,000           5,000(3)
  Executive Vice President     1996     50,000     95,887          --            25,000           5,000(3)
Burton K. Kennedy Jr.,.......  1998   $108,011   $ 20,887        $500             5,000         $ 5,000(3)
  Senior Vice President        1997     99,045     11,296         500             5,000           5,000(3)
                               1996     14,423     51,320          --            50,000           2,500(3)
Russell Lemley...............  1998   $ 89,364   $ 27,668        $225            29,000         $ 5,000(3)
  Vice President, Operations   1997     76,796     20,775         253             3,000           5,000(3)
                               1996     63,969         --          --                --           5,000(3)

---------------
(1) Includes our contributions to the 401(k) retirement plan.

(2) We provide Richard E. Bunger with the use of a car we own and a $2 million life insurance policy. The amount shown is our estimate of our annual costs paid for the car and the life insurance premiums we paid.

(3) Payments under non-compete agreements with us.

STOCK OPTIONS

     The following table lists our grants during 1998 of stock options to the officers named in the Summary Compensation Table. The amounts shown as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the Securities and Exchange Commission. In assessing those values, please note that the ultimate value of the options, as well as your shares, depends on actual future share values. Market conditions and the efforts of our directors, officers and others to foster Mobile Mini's future success can influence those future share values.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL RATE OF
                               NUMBER OF        % OF TOTAL                                       STOCK PRICE APPRECIATION FOR
                                SHARES        OPTIONS GRANTED   EXERCISE OR                             OPTION TERM(1)
                              UNDERLYING      TO EMPLOYEES IN   BASE PRICE                      ------------------------------
NAME                        OPTIONS GRANTED     FISCAL YEAR       ($/SH)      EXPIRATION DATE      5%($)             10%($)
----                        ---------------   ---------------   -----------   ---------------   ------------      ------------
Richard E. Bunger.........      30,000              16%           $6.125      January 2008        $115,559          $292,850
Steven G. Bunger..........      30,000              16%           $6.125      January 2008        $115,559          $292,850
Lawrence Trachtenberg.....      30,000              16%           $6.125      January 2008        $115,559          $292,850
Burton K. Kennedy Jr. ....       5,000               3%           $6.125      January 2008        $ 19,260          $ 48,808
Russell Lemley............       4,000               2%           $6.125      January 2008        $ 15,408          $ 39,047
                                25,000              13%           $8.875      August 2008         $139,536          $353,612

---------------
(1) Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the 10 year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by: (i) multiplying the number of shares subject to a given option by the exercise price, (ii) assuming that the aggregate stock value derived from that calculation compounds as the annual $5 or 10% rate shown in the table for the entire 10-year term of the option, and (iii) subtracting from that result the aggregated option exercise price.

     OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth certain information regarding the exercise and values of options held by the officers named in the Summary Compensation Table, as of December 31, 1998. The table contains values for "in the money" options, meaning a positive spread between the year-end share price of $10.75 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                            NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                                 OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                       SHARES ACQUIRED                        DECEMBER 31, 1998         DECEMBER 31, 1998(1)
NAME                                     ON EXERCISE     VALUE REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                   ---------------   --------------   -------------------------   -------------------------
Richard E. Bunger....................         0                $0               97,000/48,000             $633,750/$291,000
Steven G. Bunger.....................         0                 0               73,000/72,000             $481,050/$436,200
Lawrence Trachtenberg................         0                 0               73,000/72,000             $501,500/$443,500
Burton K. Kennedy Jr. ...............         0                 0               23,000/37,000             $164,625/$258,500
Russell Lemley.......................         0                 0                2,000/30,000             $ 12,700/$ 75,175

---------------
(1) All the exercisable options were exercisable at a price less than the last reported sale price of the Common Stock ($10.75) on the Nasdaq Stock Market on December 31, 1998.

EMPLOYMENT AGREEMENTS

     In September 1999 Mobile Mini entered into employment agreements with Steven G. Bunger and Lawrence Trachtenberg. Each agreement has a three year term, and the term automatically renews for additional one year periods unless either we or the employee gives notice of non-renewal. Mr. Bunger's annual base salary under his employment agreement is $245,000 and Mr. Trachtenberg's is $175,000. The base salaries may be increased or decreased by the board of directors, but decreases are limited to 15% of the then-current base salary, unless greater decreases are in effect for other Key Executives, as defined in the employment agreements. Each employee is eligible to participate in Mobile Mini's incentive bonus programs, which are administered by the compensation committee of the board of directors.

     Each employment agreement provides that Mobile Mini will make specified payments to the employee if either the employee's employment is terminated involuntarily as determined under the agreement, for any reason other than cause (as defined in the employment agreement), or if there is a change of control (as defined in the employment agreement) of Mobile Mini. In the event of any such involuntary termination, the employee would be entitled under the employment agreement to receive a termination payment equal to three times his base salary for the twelve month period preceding the date of termination, and Mobile Mini would have the right to pay that amount over an 18 month period. If within six months after a change in control either the employee is terminated or elects for any reason to terminate his employment, the employee would be entitled to be paid an amount equal to four times the greater of his annual base salary in effect the day before the change of control occurred and his annual base salary during the last twelve months preceding the change of control. This amount would be payable in a lump sum, unless Mobile Mini provided a letter of credit to the employee, in which event the amount could be paid over a period of up to 18 months. Any payment upon termination, however, will be limited to an amount which is less than the "parachute payment" threshold under section 280G of the Internal Revenue Code (currently, $1,000,000).

     Each employment agreement contains provisions restricting the employee's disclosure and use of Mobile Mini confidential information, and providing that the employee will not compete with Mobile Mini during the 18 months following the termination of employment in connection with a change of control and during the three years following termination under any other circumstances.

     Although we have not entered into any long-term employment contracts with any of our other key employees, we have entered into numerous agreements with key employees which are terminable at will, with or without cause, including agreements with Burton K. Kennedy Jr. and Russell Lemley. Each of the agreements contains a covenant not to compete for a period of two years after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties.

     We had numerous bonus and incentive arrangements with several employees during 1998, including Mr. Richard E. Bunger, Mr. Steven G. Bunger, Mr. Trachtenberg, Mr. Kennedy and Mr. Lemley. These agreements included an incentive program to provide financial awards for increases in profitability, revenues and for the attainment of quotas. Compensation arrangements with our executive officers are administered by the compensation committee of the board of directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information as of August 31, 1999 with respect to the beneficial ownership of Mobile Mini's common stock by each shareholder known by us to be the beneficial owner of more than five percent of its outstanding common stock, by each director and executive officer who owns shares of common stock, and by all executive officers and directors as a group. Each person named has sole voting and investment power with respect to all of the shares indicated, except as otherwise noted. The address of each person named is 1834 West Third Street, Tempe, Arizona 85281, unless otherwise noted.

NAME                                                          NUMBER(1)    PERCENT
----                                                          ---------    -------
Richard E. Bunger...........................................  1,747,000(2)  15.3%
Steven G. Bunger............................................    351,849(3)   3.1%
Lawrence Trachtenberg.......................................    106,776        *
Ronald J. Marusiak..........................................    139,228(4)   1.2%
Stephen A McConnell.........................................     20,000        *
George Berkner..............................................     34,875        *
Burton K. Kennedy, Jr. .....................................     36,135        *
Russell Lemley..............................................      9,688        *
REB/BMB Family Limited Partnership(5).......................  1,630,000     14.3%
Bunger Holdings, L.L.C.(6)..................................    410,000      3.6%
Pequot Capital Management, Inc.(7)..........................    605,000      5.3%
All Directors and Executive Officers as a group (8
  persons)..................................................  2,276,172     20.0%

---------------
 *  Less than 1%.

(1) Includes shares of common stock subject to options or warrants which are presently exercisable or which may become exercisable within 60 days following August 31, 1999 ("exercisable options").

(2) Includes shares owned by REB/BMB Family Limited Partnership and 42,000 shares subject to exercisable options. Mr. Bunger disclaims any beneficial ownership of shares held by REB/BMB Family Limited Partnership in excess 1,008,350.

(3) Includes 82,000 shares owned by Bunger Holdings, L.L.C., 169,379 shares owned by REB/BMB Family Limited Partnership 42,470 shares, and 58,000 shares subject to exercisable options. Of the 169,379 shares owned by REB/BMB Family Limited Partnership, 134,148 are held for members of Mr. Bunger's immediate family.

(4) Includes: (a) 12,400 shares held by Mr. Marusiak's children; (b) 11,453 shares held by Mr. Marusiak and his wife; (c) 95,000 shares held by a Profit Sharing Plan and Trust (the "Plan") of which Mr. Marusiak is Trustee and Plan Administrator; and (d) 19,875 shares subject to exercisable options. Mr. Marusiak disclaims any beneficial ownership of 80% of the shares held by the Plan.

(5) Richard E. Bunger and his wife, Barbara M. Bunger, are the general partners of REB/BMB Family Limited Partnership.

(6) The members of Bunger Holdings, L.L.C. are Steven G. Bunger, Carolyn Clawson, Michael Bunger, Jennifer Blackwell and Susan Keating, each a child of Richard E. Bunger.

(7) Included in reliance upon information contained in Form 13F as reported by the Nasdaq Stock Market Inc. as of September 20, 1999. Pequot's address is 500 Nyala Farm Road, Westport, Connecticut.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Based on a review of reports filed by our directors, executive officers and beneficial holders of ten percent (10%) or more of our shares, and based upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 1998 were timely made.

                     VOTING PROCEDURES/REVOKING YOUR PROXY

VOTING

     To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the record date are present in person or by proxy. All matters submitted to you at the meeting other than the election of directors will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or by our certificate of incorporation or bylaws.

     Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.

     The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

REVOCABILITY OF PROXIES

     Proxies may be revoked if you:

     - Deliver a signed, written revocation letter, dated later than the proxy, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.

     - Deliver a signed proxy, dated later than the first one to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or

     - Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

SOLICITATION

     The cost of this solicitation will be borne by Mobile Mini. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to beneficial owners. Proxies also may be solicited by our directors and officers, personally or by telephone or telegram, without additional compensation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their expenses reasonably incurred in forwarding solicitation material to beneficial owners of our common stock.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     From time to time, shareholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or other proposals to Mobile Mini in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our year 2000 annual meeting during June 2000. We must receive proposals for our 2000 annual meeting no later than February 15, 2000, for possible inclusion in the proxy statement, or between March 15 and April 1, 2000, for possible consideration at the meeting. Direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this proxy statement.

                                 ANNUAL REPORT

     Our 1998 annual report to shareholders has been mailed to shareholders concurrently with the mailing of this proxy statement, but is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

     Upon request, we will provide, without charge to each shareholder of record as of the record date specified on the first page of this proxy statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Securities and Exchange Commission. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this proxy statement.

Tempe, Arizona
Dated: September 24, 1999

                                MOBILE MINI, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR 1999 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON November 10, 1999

         The undersigned hereby constitutes and appoints Larry Trachtenberg and Shirley Pullen, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of MOBILE MINI, INC. ("Mobile Mini"), to be held on November 10, 1999, and at any adjournment or postponement thereof. This proxy, when properly executed and returned in a timely manner, will be voted at this annual meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the election of the director nominees named herein, FOR Proposals 2 and 3, and in accordance with the judgment of the persons named as proxies herein.

         PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

            (Continued, and to be signed and dated, on reverse side.)

The undersigned hereby directs this Proxy to be voted as follows:

PLEASE MARK YOUR VOTES IN THE FOLLOWING MANNER, USING DARK INK ONLY:         /X/

                                                              FOR ALL NOMINEES             WITHHOLD
                                                            (except as marked to         ALL NOMINEES
                                                            the contrary below)
     Proposal 1: Election of two (2) Directors to
     serve until their successors are elected and                   / /                      / /
     shall duly qualify.

     Nominees:   Steven G. Bunger;
                 George E. Berkner

     FOR, except vote withheld from the following
     nominee(s): _______________________________________________________________________________________

                 _______________________________________________________________________________________

                                                                    FOR           AGAINST         ABSTAIN
     Proposal 2: to approve and adopt the Mobile                    / /             / /             / /
     Mini, Inc. 1999 Stock Option Plan.

     Proposal 3: to ratify selection of Arthur Andersen
     LLP as independent auditors for the 1999 fiscal                / /             / /             / /
     year.

     At the proxies' discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

      Dated: ___________________, 1999

      Signature(s)_______________________________________________

         This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate, if shares are held by joint tenants or as community property, both shareholders should sign.